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                                                                   EXHIBIT 5 (a)
                          LETTERHEAD OF BROWN & WOOD




                                            January 6, 1994

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281

Dear Sirs:

     We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation, in connection with the filing with the Securities and Exchange Commission made on or about January 6, 1994 under the Securities Act of 1933, as amended, of a Registration Statement and Post Effective Amendment on Form S-8 (the "Registration Statement") for the purpose of registering 2,000,000 shares of Common Stock, par value $1.33 1/3 per share (including Preferred Stock Purchase Rights (the "Common Stock"), of Merrill Lynch & Co., Inc., together with such presently indeterminable interests (the "Interests") in the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan (the "Plan"), as may be purchased with contributions under the Plan. In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of Merrill Lynch & Co., Inc. and such other documents of such corporation as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

     Based upon the foregoing, we advise you that, in our opinion, (i) the shares of Common Stock purchased with contributions under the Plan will be legally issued, fully paid and nonassessable and (ii) the interests, to the extent such Interests vest to the benefit of the participants in the Plan, will have been duly and validly authorized and will be valid Interests.

                                           Very truly yours,

                                           /s/ Brown & Wood